BARTLETT CAPITAL TRUST
              AMENDMENT NO. 7 TO AGREEMENT AND DECLARATION OF TRUST
                      ESTABLISHMENT AND DESIGNATION OF THE
                              BARTLETT EUROPE FUND
                     ABOLITION OF BARTLETT FIXED INCOME FUND
                                       AND
                          BARTLETT SHORT TERM BOND FUND


         Pursuant to Section 4.1 of the Agreement and Declaration of Trust of Bartlett Capital Trust and effective upon the execution of this document, the undersigned, being a majority of the Trustees of Bartlett Capital Trust, hereby:

         (a) establish a new series of shares of the Trust, designate such series the "Bartlett Europe Fund" and establish a new sub-series of such Series as "Class A." The relative rights and preferences of the Bartlett Europe Fund series of shares and the Class A sub-series shall be those rights and preferences set forth in Section 4.2 of the Agreement and Declaration of Trust of Bartlett Capital Trust; and

         (b) abolish the Bartlett Fixed Income Fund series and the Bartlett Short Term Bond Fund series.

         This document shall have the status of an amendment to said Agreement and Declaration of Trust.


/s/Dale H. Rabiner
------------------------               -------------------------
Dale H. Rabiner                        Philip J. Ringo


/s/Lorrence T. Kellar                  /s/Alan R. Schriber
------------------------               -------------------------
Lorrence T. Kellar                     Alan R. Schriber


                                       /s/William P. Sheehan
                                       -------------------------
                                       William P. Sheehan

Date: February 24, 1996